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                                                                      Exhibit 11


                   CALCULATION OF PRIMARY EARNINGS PER SHARE
           (DOLLARS IN THOUSANDS EXCEPT SHARE AND PER SHARE AMOUNTS)



                                                      Three months                                       Nine months
                                                         ended                                              ended
                                                      December 31,                                       December 31,


                                                1995                 1994                        1995                     1994
                                                ----                 ----                        ----                     ----

 Weighted average common shares               23,108,433           22,893,931                  23,156,263               22,879,266
 and common share equivalents
 outstanding


 Net income                                       $4,089               $6,130                     $17,610                  $17,744


 Earnings per share                                 $.18                 $.27                        $.76                     $.78





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